Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relations
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

Forest Laboratories, Inc. Announces Accelerated Share Repurchase

NEW YORK, Jun 09, 2010 (BUSINESS WIRE) --Forest Laboratories, Inc. (NYSE: FRX) announced today that it has entered into an agreement with Morgan Stanley & Co. Incorporated to repurchase approximately $500 million of its common shares under an accelerated share repurchase program. Forest will acquire these common shares under the Board authorized 50 million share repurchase program announced on May 18, 2010.

The specific number of shares to be repurchased will be determined by the discounted volume-weighted average price of the stock during the term of the agreement, subject to collar provisions that establish the minimum and maximum price. The transaction is expected to be completed no later than the fourth quarter of the fiscal year ending March 31, 2011. All of the purchased shares will be retired. Prior to issuance of this press release, no trading activity has occurred in the public market related to this share repurchase program.

"We ended fiscal year 2010 with a strong cash position of approximately $4 billion, which enables us to embrace a capital deployment strategy that increases per share earnings by reducing outstanding shares, while enabling us to continue and expand our commitment to new business development opportunities," said Howard Solomon, Chairman and Chief Executive Officer of Forest. "Today's announcement reflects our commitment to continue to create value for our shareholders."

About Forest Laboratories

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people's lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest's current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit http://www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.

SOURCE: Forest Laboratories, Inc.